Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen California Premium Income Municipal Fund
811-07720

The annual meeting of shareholders was held in the offices of Nuveen Investments on February 24, 2014; at this meeting the shareholders were asked to vote on the election of Board Members and the approval of an Agreement and Plan of Reorganization. The meeting was subsequently adjourned to March 17, April 4 and May 2, 2014.

Voting results for May 2, 2014 are as follows:

<c>Common &
Preferred
shares voting
together as a
class
<c>Preferred
shares
To approve an Agreement and Plan of
Reorganization


   For
     5,095,143
     1,777,732
   Against
        323,472
          97,813
   Abstain
        159,047
          39,000
   Broker Non-Votes
     3,177,391
     1,494,597
      Total
     8,755,053
     3,409,142



Proxy materials are herein incorporated by reference to the SEC filing on January 22, 2014, under Conformed Submission Type N-14 8C, accession number 0000950123-14-016169.